Exhibit 99.1

FOR IMMEDIATE RELEASE:

Golub Capital BDC, Inc. Declares Fourth Fiscal Quarter Distribution of $0.32 Per Share and Announces Third Fiscal Quarter Financial Results

CHICAGO, IL, August 7, 2014 – Golub Capital BDC, Inc., a business development company (NASDAQ: GBDC), today announced its financial results for the third fiscal quarter ended June 30, 2014.

Except where the context suggests otherwise, the terms "we," "us," "our," and "Company" refer to Golub Capital BDC, Inc. and its consolidated subsidiaries. "GC Advisors" refers to GC Advisors LLC, our investment adviser.

SELECTED FINANCIAL HIGHLIGHTS
(in thousands, expect per share data)

	June 30, 2014	March 31, 2014
Investment portfolio, at fair value	$1,324,890	$1,253,597
Total assets	$1,462,113	$1,321,644
Net asset value per share	$15.44	$15.41

	Quarter Ended
	June 30, 2014	March 31, 2014
Investment income	$28,029	$25,260
Net investment income	$15,073	$13,352
Net gain on investments and secured borrowings	$1,207	$737
Net increase in net assets resulting from operations	$16,280	$14,089

Net investment income per share	$0.32	$0.31
Net gain on investments and secured borrowings per share	$0.03	$0.01
Net earnings per share	$0.35	$0.32

Third Fiscal Quarter 2014 Highlights

•	Net investment income for the quarter ended June 30, 2014 was $15.1 million, or $0.32 per share, as compared to $13.3 million, or $0.31 per share, for the quarter ended March 31, 2014;

•	Net gain on investments and secured borrowings for the quarter ended June 30, 2014 was $1.2 million, or $0.03 per share, as compared to $0.7 million, or $0.01 per share, for the quarter ended March 31, 2014;

•	Net increase in net assets resulting from operations for the quarter ended June 30, 2014 was $16.3 million, or $0.35 per share, as compared to $14.1 million, or $0.32 per share, for the quarter ended March 31, 2014; and

•	Our board of directors declared a quarterly distribution on August 5, 2014 of $0.32 per share, payable on September 26, 2014 to stockholders of record as of September 16, 2014.

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Portfolio and Investment Activities

As of June 30, 2014, the Company had investments in 146 portfolio companies with a total fair value of $1,290.5 million and had investments in subordinated notes and limited liability company (“LLC”) interests in Senior Loan Fund LLC (“SLF”) with a total fair value of $34.4 million.  This compares to the Company’s portfolio as of March 31, 2014, as of which date the Company had investments in 139 portfolio companies with a total fair value of $1,211.9 million and had investments in subordinated notes and LLC interests in SLF with a total fair value of $41.7 million.  Investments in portfolio companies as of June 30, 2014 and March 31, 2014 consisted of the following:

	Investments at Fair Value
	(In thousands)
Investment	As of	As of
Type	June 30, 2014	March 31, 2014
Senior secured	$289,390	$282,229
One stop	866,413	773,625
Second lien	86,784	111,799
Subordinated debt	4,164	4,164
Equity	43,742	40,071
Total	$1,290,493	$1,211,888

For the quarter ended June 30, 2014, the Company originated $155.7 million in new middle-market investment commitments and invested $3.0 million in SLF, making total new investment commitments $158.7 million for the quarter. Approximately 18% of the new total investment commitments were senior secured loans, 79% were one stop loans, 1% was equity securities and 2% were investments in SLF. Overall, total investments at fair value increased by $71.3 million during the quarter ended June 30, 2014 after factoring in debt repayments, sales of securities, net fundings on revolvers and net change in unrealized gains (losses).

For the quarter ended June 30, 2014, the weighted average annualized investment income yield (which includes interest and fee income and amortization of capitalized fees and discounts) and the weighted average annualized income yield (which excludes income resulting from amortization of capitalized fees and discounts) on the fair value of earning investments in the Company’s portfolio were 8.9% and 8.3%, respectively.

Consolidated Results of Operations

Total investment income for the quarter ended June 30, 2014 and March 31, 2014 was $28.0 million and $25.2 million, respectively. This $2.8 million increase was primarily attributable to an increase in the average earning investment balance, higher fee income from prepayments and higher dividend income in the quarter ended June 30, 2014.

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Total expenses for the quarter ended June 30, 2014 and March 31, 2014 were $13.0 million and $11.9 million, respectively. This $1.1 million increase was primarily due to a $1.1 million increase in interest and other debt financing expenses resulting from an increase in the average outstanding borrowing balance and an increase in the amortization of capitalized debt issuance costs. The increase in amortization of capitalized debt issuance costs is primarily due to additional capitalized debt issuance costs associated with the Company’s $402.6 million term debt securitization completed on June 5, 2014 and the acceleration of capitalized debt issuance costs resulting from the downsize of our senior secured revolving credit facility.

During the quarter ended June 30, 2014, the Company recorded a net realized gain of less than $0.1 million and recorded net unrealized appreciation of $1.2 million. The net unrealized appreciation was primarily related to net unrealized appreciation on several middle-market debt and equity investments.

Liquidity and Capital Resources

The Company’s liquidity and capital resources are derived from the Company’s debt securitizations, U.S. Small Business Administration (“SBA”) debentures, revolving credit facilities and cash flow from operations. The Company’s primary uses of funds from operations include investment in portfolio companies and payment of fees and other expenses that the Company incurs. The Company has used, and expects to continue to use, its debt securitizations, SBA debentures, revolving credit facilities, proceeds from its investment portfolio and proceeds from offerings of its securities to finance its investment objectives.

As of June 30, 2014, the Company had cash and cash equivalents of $11.4 million, restricted cash and cash equivalents of $109.8 million and $723.6 million of debt and secured borrowings outstanding. As of June 30, 2014, the Company had $131.5 million of commitments and $52.8 million available for additional borrowings on its revolving credit facilities, subject to leverage and borrowing base restrictions. As of June 30, 2014, the Company had $16.2 million of additional SBA debentures available, subject to customary SBA regulatory requirements.

On August 5, 2014, the Company’s board of directors declared a quarterly distribution of $0.32 per share, payable on September 26, 2014 to holders of record as of September 16, 2014.

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Portfolio and Asset Quality

GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on an internal system developed by Golub Capital and its affiliates. This system is not generally accepted in our industry or used by our competitors. It is based on the following categories, which we refer to as GC Advisors’ internal performance rating:

Internal Performance Ratings
Rating	Definition

5	Involves the least amount of risk in our portfolio. The borrower is performing above expectations, and the trends and risk factors are generally favorable.

4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected, and the risk factors are neutral to favorable.

3	Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower may be out of compliance with debt covenants; however, loan payments are generally not past due.

2	Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due (but generally not more than 180 days past due).

1	Involves a borrower performing substantially below expectations and indicates that the loan’s risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans rated 1 are not anticipated to be repaid in full and we will reduce the fair market value of the loan to the amount we anticipate will be recovered.

Our internal performance ratings do not constitute any rating of investments by a nationally recognized statistical rating organization or represent or reflect any third-party assessment of any of our investments.

The following table shows the distribution of the Company’s investments on the 1 to 5 internal performance rating scale at fair value as of June 30, 2014 and March 31, 2014:

	June 30, 2014		March 31, 2014
Internal	Investments	Percentage of	Investments	Percentage of
Performance	at Fair Value	Total	at Fair Value	Total
Rating	(In thousands)	Investments	(In thousands)	Investments
5	$305,316	23.0%	$251,829	20.1%
4	949,643	71.7	937,477	74.8
3	65,257	4.9	61,918	4.9
2	4,459	0.4	1,857	0.2
1	215	- *	516	- *
Total	$1,324,890	100.0%	$1,253,597	100.0%

* Represents an amount less than 0.1%.

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Conference Call

The Company will host an earnings conference call at 12:30 p.m. (Eastern Time) on Thursday, August 7, 2014 to discuss the quarterly financial results. All interested parties may participate in the conference call by dialing (800) 891-8257 approximately 10-15 minutes prior to the call; international callers should dial (212) 231-2929. Participants should reference Golub Capital BDC, Inc. when prompted. For a slide presentation that we intend to refer to on the earnings conference call, please visit the Investor Relations link on the homepage of our website (www.golubcapitalbdc.com) and click on the Quarter Ended 06.30.14 Investor Presentation under Events and Presentations. An archived replay of the call will be available shortly after the call until 2:30 p.m. (Eastern Time) on September 6, 2014. To hear the replay, please dial (800) 633-8284. International dialers, please dial (402) 977-9140. For all replays, please reference program ID number 21727461.

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Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except share and per share data)

	June 30, 2014	March 31, 2014
Assets	(unaudited)	(unaudited)
Investments, at fair value (cost of $1,309,706 and $1,239,603, respectively)	$1,324,890	$1,253,597
Cash and cash equivalents	11,392	12,810
Restricted cash and cash equivalents	109,818	41,261
Interest receivable	5,222	4,958
Deferred financing costs	10,514	8,712
Other assets	277	306
Total Assets	$1,462,113	$1,321,644

Liabilities
Debt	$703,300	$572,150
Secured borrowings, at fair value (proceeds of $20,064 and $18,008, respectively)	20,264	18,222
Interest payable	3,689	1,691
Management and incentive fees payable	5,897	5,736
Accounts payable and accrued expenses	2,140	1,842
Accrued trustee fees	49	73
Total Liabilities	735,339	599,714

Net Assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized,
zero shares issued and outstanding as of June 30, 2014 and March 31, 2014	-	-
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 47,065,030 and 46,857,608 shares issued and outstanding as of June 30, 2014 and March 31, 2014,
respectively	47	47
Paid in capital in excess of par	718,760	715,148
Undistributed net investment income	1,647	1,622
Net unrealized appreciation (depreciation) on investments, derivative instruments
and secured borrowings	17,652	16,446
Net realized gain (loss) on investments and derivative instruments	(11,332)	(11,333)
Total Net Assets	726,774	721,930
Total Liabilities and Total Net Assets	$1,462,113	$1,321,644

Number of common shares outstanding	47,065,030	46,857,608
Net asset value per common share	$15.44	$15.41

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Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three months ended
	June 30, 2014	March 31, 2014
	(unaudited)
Investment income
Interest income	$26,035	$24,977
Dividend income	952	262
Fee income	1,042	21

Total investment income	28,029	25,260

Expenses
Interest and other debt financing expenses	5,609	4,540
Base management fee	4,394	4,185
Incentive fee	1,607	1,656
Professional fees	578	640
Administrative service fee	655	742
General and administrative expenses	113	145

Total expenses	12,956	11,908

Net investment income	15,073	13,352

Net gain (loss) on investments
Net realized gain (loss) on investments	1	87
Net change in unrealized appreciation (depreciation) on investments
and secured borrowings	1,206	650

Net gain (loss) on investments and secured borrowings	1,207	737

Net increase in net assets resulting from operations	$16,280	$14,089

Per Common Share Data
Basic and diluted earnings per common share	$0.35	$0.32
Dividends and distributions declared per common share	$0.32	$0.32
Basic and diluted weighted average common shares outstanding	46,985,908	43,754,776

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ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. invests primarily in senior secured, one stop, second lien and subordinated loans of, and warrants and minority equity securities in, middle-market companies that are, in most cases, sponsored by private equity investors. Golub Capital BDC, Inc.’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

With over $10 billion of capital under management, Golub Capital is a leading provider of financing solutions for the middle market, including one-loan financings (through the firm's proprietary MiniGOLD, GOLD, and MegaGOLD facilities), senior, second lien, and subordinated debt, preferred stock and co-investment equity. The firm underwrites and syndicates senior credit facilities up to $300 million. Golub Capital's hold sizes range up to $200 million per transaction.

Golub Capital has been a top 3 Traditional Middle Market Bookrunner each year from 2008 through 1Q 2014 for senior secured loans of up to $100 million for leveraged buyouts (according to Thomson Reuters LPC and internal data; based on number of deals). In 2013, Golub Capital was awarded Finance Monthly’s Global Awards 2013 “Credit Asset Manager of the Year,” and DealMakers M&A Awards 2013 “Middle Market Lender of the Year.” In 2012, Golub Capital was awarded ACG New York Champion’s Award for “Senior Lender Firm of the Year” and the M&A Advisor award for “Lender Firm of the Year.” Golub Capital is a national firm with principal offices in Chicago and New York. For more information, please visit the firm's website at www.golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune

312-284-0111

rteune@golubcapital.com

Source: Golub Capital BDC, Inc.

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